EXHIBIT 4

                                  AGREEMENT

  This Agreement entered into this 20th day of November, 1997 between President Casinos, Inc. ("President"), a Delaware corporation, John E. Connelly, an individual, Cruise Lines, Inc., J. Edward Connelly Associates, Inc. and the Customer Rollover IRA, an Individual Retirement Account for the benefit of John E. Connelly, together owning a total of 1,764,114 shares of President all of whom are Exempt Person(s) in that definition of Exempt Person(s) set forth on Exhibit A hereto (hereinafter collectively the "Exempt Person(s)").

  WHEREAS, President's Board of Directors has determined that it is in the best interest of the stockholders of President to enter into a Stockholder Rights Agreement restricting the ability of stockholders to own blocks of President's shares in an amount equal to or greater than 20% of the outstanding common stock without the prior consent of the Board of Directors; and

  WHEREAS, the Exempt Person(s) collectively hold shares approximating 35% of President's outstanding shares; and

  WHEREAS, the Exempt Person(s) may, from time to time, wish to sell such shares; and

  WHEREAS, President is desirous of accommodating the needs of the Exempt Person(s), while at the same time maintaining the integrity of its Stockholder Rights Plan.

  NOW, THEREFORE, for and in consideration of the mutual covenants herein contained the parties agree as follows:

  1. If and when an Exempt Person(s) (the "Selling Shareholder") determines to sell twenty percent (20%) or more of the outstanding shares of President's common stock to a person other than an Exempt Person (such shares being referred to as the "Offered Shares"), the Selling Shareholder shall provide a written notice to President (the "Determination Notice") which shall contain the following information: (a) the number of Offered Shares proposed to be sold, (b) if one exists, the name, address and telephone number of any person the Selling Shareholder has identified as a potential purchaser of the Offered Shares (a "Selling Shareholder Purchaser") and (c) the purchase price that the Selling Shareholder Purchaser proposes to pay for the Offered Shares. The Selling Shareholder shall include with the Determination Notice copies of any offer documents any Selling Shareholder Purchaser has provided to the Selling Shareholder, unless the transmittal of such documents would violate a confidentiality agreement or law.

  2. In the Determination Notice, the Selling Shareholder shall identify (by name, address, telephone number and biographical information establishing credentials, the "Bio-Info") a proposed appraiser of the Offered Shares who
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has agreed to perform in accordance with the terms of this Agreement and who shall be able, by virtue of background and ability, to appraise the value of the shares of a company engaged in lines of business similar to those of President (a "Qualified Appraiser"). Within ten (10) days after receipt of the Determination Notice, President shall provide its own written notice to the Selling Shareholder naming a second "Qualified Appraiser" accompanied by Bio-Info as to such person. Each Qualified Appraiser shall independently appraise the value of the Offered Shares and shall render their decision as to the value of the Offered Shares within thirty (30) days after the date of President's notice naming the second Qualified Appraiser.

  Each Qualified Appraiser shall deliver his appraisal to the parties hereto and to the other Qualified Appraiser. If the two appraisals are within ten percent (10%), in dollar value of one another, the "Appraised Value" of the Offered Shares shall be the average of the two appraisals. If the two appraisals differ by more than ten percent (10%) from one another, the two Qualified Appraisers will, within five (5) days after the time the last of the two appraisals is rendered, select a third Qualified Appraiser agreeable to both of them as to qualifications and ability. The third Qualified Appraiser will deliver an appraisal of the value of the Offered Shares, which value must fall within the values set by the first two Qualified Appraisers, within fifteen (15) days of appointment and the Appraised Value shall be the value set by the third Qualified Appraiser.

  Each party shall bear the costs of his or its own appraiser, and the costs of any third Qualified Appraiser shall be borne equally by the Selling Shareholder and President.

  3. At the conclusion of the appraisal process, the Selling Shareholder shall have five days to withdraw his determination to sell (the date of such withdrawal being the "Withdrawal Date"). If the determination to sell is withdrawn, the Selling Shareholder shall not be able to sell to a single acquiror or affiliated group of acquirors more shares than an Acquiring Person, as defined in President's Stockholder Rights Plan, may purchase, without triggering the subsequent issuance of rights under the Stockholder Rights Plan, except by following the procedures set forth in this Agreement; provided, however, that if the Selling Shareholder determines to sell the Offered Shares within ninety (90) days after the Withdrawal Date, no Qualified Appraisers shall be appointed and the Appraised Value shall be the Appraised Value set immediately prior to the Withdrawal Date.

  4. From and after the date that the Appraised Value is determined, which shall be the date the last appraisal necessary pursuant to Paragraph 2 is delivered to President or, if no appraisals are necessary pursuant to Paragraph 3, the date that the Selling Shareholder notifies President of his determination to sell the Offered Shares, President shall have the exclusive right for a period of (90) days (the "Exclusivity Period") to locate a buyer for the Offered Shares (which buyer may be President) and cause such buyer to execute a legally enforceable agreement (a "Purchase Agreement") obligating the buyer to purchase the Offered Shares at the Offer Price (as defined below) for cash or immediately available funds and subject to no conditions other

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than (a) due performance by the Selling Shareholder and (b) receiving approval under applicable gaming laws of various states, within one hundred eighty days
(180) after the date of the Purchase Agreement or such shorter period as may be required by law. The Offer Price shall mean the higher of (a) the Appraised Value, (b) the purchase price identified in the Determination Notice or (c) if the buyer located by President made an offer to any Exempt Person(s) to acquire President Common stock within the twelve months prior to the date of the Determination Notice, the price such buyer had previously offered to pay.

  Time shall be of the essence with regard to locating a buyer and seeking approval under applicable gaming laws and the Purchase Agreement shall so provide and shall further provide that both President and the buyer located by President shall use their collective and respective best efforts to receive such approval as soon as possible after a sale agreement has been executed.

  5. If President locates a buyer and such buyer executes a Purchase Agreement within the Exclusivity Period the Selling Shareholder must sell the Offered Shares to such buyer for the Purchase Price and the Selling Shareholder shall execute all documents necessary to transfer to the buyer good title to the Offered Shares, free and clear of all liens and encumbrances.

  6. If (a) a buyer located by President does not execute a Purchase Agreement within the Exclusivity Period or (b) such buyer is not approved by any applicable gaming authority or (c) such buyer breaches its obligations under the Purchase Agreement, including, without limitation, its obligation to use its best efforts to obtain approval under applicable laws as soon as possible after the execution of a Purchase Agreement, the Selling Shareholder shall be able to sell the Offered Shares to any third party at any price during a period of 365 days following the (a) expiration of the Exclusivity Period, (b) the date of non-approval or (c) the date of breach or, if an alleged breach is contested, the date it is determined by a court of final jurisdiction that a breach occurred.

  7. If the Offered Shares are acquired, pursuant to paragraphs 4 or 6, the transaction shall not cause the issuance of Rights pursuant to President's Stockholder Rights Plan. Any purchaser, pursuant to paragraphs 4 or 6 shall be permitted to transfer the Offered Shares to entities controlling, controlled by or under common control with such purchaser without causing the issuance of Rights pursuant to President's Stockholder Rights Plan, but no such purchaser or any entities controlling, controlled by or under common control with it may acquire more shares of President common stock without causing the issuance of Rights under President's Stockholder Rights Plan unless (a) the Stockholder Rights Plan has been amended to permit such acquisition or (b) in a transaction approved by President's board of directors.

  8. During the period President is attempting to find a buyer, and during any period during which the Selling Shareholder is attempting to find a buyer, the parties hereto shall regularly communicate information regarding the

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identity of any possible buyer who they approach or who approaches them and shall exchange information as to economic negotiations.

  9. This Agreement shall inure to the benefit of and shall be binding on the parties hereto, their heirs, successors and assigns. The Agreement is not assignable other than among the parties who are Exempt Person(s) hereunder.

  10. This Agreement shall terminate if and when the Exempt Person(s) hold collectively less than 20% of the outstanding shares of common stock of President.

  11. Each of the parties hereto shall bear its own costs in any action hereunder.

  12.  Time shall be of the essence in the parties' performance hereunder.

  13. This Agreement shall be governed by Delaware law without reference to its conflict of law rules.

                                 PRESIDENT CASINOS, INC.

                                 By: /s/ James W. Zweifel
                                    ------------------------------------------
                                    James A. Zweifel, Executive Vice President
                                    and Chief Financial Officer

                                        /s/ John E. Connelly
                                    ------------------------------------------
                                    John E. Connelly, an individual


                                 CRUISE LINES, INC.

                                 By: /s/ John E. Connelly
                                    ------------------------------------------
                                     President


                                 J. EDWARD CONNELLY ASSOCIATES, INC.

                                 By: /s/ John E. Connelly
                                    ------------------------------------------
                                    Chairman of the Board


                                 CUSTOMER ROLLOVER IRA

                                 By: /s/ John E. Connelly
                                    ------------------------------------------
                                    John E. Connelly, beneficial owner

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                                  EXHIBIT A
                                  ---------

  "Exempt Person" shall mean any of the following: (i) John E. Connelly, any descendant of John E. Connelly (including descendants by adoption and their descendants), or any spouse, widow or widower of John E. Connelly (and their children) or any such descendant (collectively defined as the "Family Members"); (ii) any trust which is in existence on the date of the Rights Agreement of President Casinos, Inc. of even date herewith (the "Rights Agreement") and which has been established by one or more Family Members and any estate of a Family Member who died on or before the date of the Rights Agreement (collectively defined as the "Existing Family Entities"); (iii) any estate of a Family Member who dies after the date hereof or any trust established after the date hereof by one or more Family Members or Existing Family Entities; provided that one or more Family Members, Existing Family Entities or charitable organizations which qualify as exempt organizations under Section 501(c) of the Internal Revenue Code of 1986, as amended ("Charitable Organizations"), collectively, are the beneficiaries of at least 50% of the actuarially-determined beneficial interests in such estate or trust; (iv) any Charitable Organization which is established by one or more Family Members or Existing Family Entities (a "Family Charitable Organization"); (v) any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (iii) above or Family Charitable Organizations; and (vi) any partnership or other entity or arrangement of which a majority of the voting interest and majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (iii) above or Family Charitable Organizations.

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